EXHIBIT 99.(a)(1)(A)

RESTORATION HARDWARE, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

March 17, 2008

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., PACIFIC TIME, ON APRIL 28, 2008,

UNLESS THE OFFER IS EXTENDED

As more fully described in this Offer to Amend Eligible Options (“Offering Memorandum”), Restoration Hardware, Inc. (the “Company,” “us”, “we” or “our”) is offering certain individuals the opportunity to amend particular outstanding stock options to purchase common stock of the Company previously granted to them. We are making this offer upon the terms and subject to the conditions described in the Offering Memorandum and the related Election Form and Stock Option Amendment and Cash Bonus Agreement, including the conditions described in Section 7 of the Offering Memorandum (which, when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”).

The Offer will expire at 11:59 p.m., Pacific Time, on the expiration date, currently set for April 28, 2008, unless extended (such time and date, the “Expiration Date”). If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the last time and date on which the Offer expires. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction (as described in greater detail below).

A stock option will be subject to the Offer only to the extent that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

•	The option was granted under the Restoration Hardware, Inc. 1998 Stock Incentive Plan, as amended and restated on May 16, 2001 and, if applicable, October 9, 2002 (the “Plan”);

•

The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (the “Measurement Date”);

•

The option was outstanding and unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

•

The option is held by an individual who is, on the Expiration Date, a current employee of the Company and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

•	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option will be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. Accordingly, the Company is making the Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those options to the extent necessary to avoid such adverse taxation. The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the fair market value of the underlying stock on the Measurement Date of that option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective as of the Expiration Date (the “Amendment Date”). The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.”

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion will be amended pursuant to the Offer. The balance of such option will not be subject to the Offer and will not constitute an Eligible Option for purposes of the Offer. That portion (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and we believe that it will not be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.

As an additional part of the Offer, each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer may become eligible to receive a special cash bonus (“Cash Bonus”) with respect to that Eligible Option. The amount of the Cash Bonus, if any, payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be an amount equal to the number of shares of common stock of the Company purchasable under that Eligible Option at the Adjusted Exercise Price multiplied by either:

•

the “Acquisition Spread Price”, which shall be equal to the amount, if any, by which the Transaction Consideration (as defined below) to be paid in the Acquisition (as defined below), or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; provided that the Acquisition Closing Condition (as defined below) shall have been satisfied; or

•

the “Option Spread Price”, which shall be equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; in the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition.

If we have agreed to waive the Acquisition Closing Condition, then the Cash Bonus payable with respect to each Amended Option will be calculated using the Option Spread Price. Please note that in many cases Eligible Optionees may ultimately not receive any Cash Bonus because the exercise price per share currently in effect for their Eligible Options is greater than the Transaction Consideration or $4.50, as applicable. Even if your Eligible Option would not entitle you to a Cash Bonus, it is still important for you to consider tendering your Eligible Options in this Offer in order to avoid the inherent adverse tax consequences resulting from the application of Section 409A. If you choose not to tender your Eligible Options, then you will be subject to adverse taxation under Section 409A and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

We expect to pay any Cash Bonus on the first regular payroll pay-date in January 2009 (the “Bonus Payment Date”). This delay in payment is required by applicable Internal Revenue Service (“IRS”) guidance. This payment in 2009 will be subject to collection of all applicable withholding taxes and other amounts required to be withheld. This Cash Bonus will be paid whether or not you continue as an employee of the Company through the payment date, so long as you were an employee of the Company as of the Expiration Date.

If you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not become entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable if and to the extent they are exercisable pursuant to their current terms, including the current exercise price per share.

Attached to the Offering Memorandum is your Election Form that contains personalized information with respect to each Eligible Option you hold, including:

•	the grant date indicated for that option on the applicable Notice of Grant of Stock Option;

•	the current exercise price per share in effect for that option;

•	the number of shares of common stock of the Company purchasable under that Eligible Option;

•	the Measurement Date of that option; and

•	the fair market value per share of the underlying stock on the Measurement Date.

In addition, the Election Form contains a waiver of certain claims that you may have as a holder of the Eligible Options.

As of March 3, 2008, options to purchase approximately 6,024,894 shares of common stock of the Company were issued and outstanding, including Eligible Options to purchase up to approximately 294,484 shares of common stock of the Company.

You are not required to accept the Offer. If you wish to accept the Offer with respect to a particular Eligible Option, you will need to tender all of that option for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Pending Acquisition

On November 8, 2007, we filed a Current Report on Form 8-K announcing that we were being acquired (the “Catterton Transaction”) by Catterton Partners pursuant to an Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), entered into by and among the Company, Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners. On January 24, 2008, we filed a Current Report on Form 8-K announcing that, on the same date, we had entered into a First Amendment to the Original Merger Agreement (the “First Amendment”) with Parent and Merger Sub (the First Amendment, together with the Original Merger Agreement, collectively, the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger. In the merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent, or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be cancelled and converted into the right to receive $4.50 per share in cash (as such may be adjusted in the future pursuant to agreement by and among the Company, Parent and Merger Sub, “Transaction Consideration”). As part of the Catterton Transaction, certain of the Company’s stockholders (the “Rollover Participants”) are expected to exchange shares of our common stock for equity interests of Parent in connection with the merger. In addition, another stockholder of the Company, Vardon Capital Management, LLC (“Vardon Capital”, together with the Rollover Participants, the “Participants”), has agreed to make an investment in Parent in exchange for an equity interest in Parent.

Completion of the Catterton Transaction is subject to a number of closing conditions, including: (i) approval by the holders of two thirds of the shares of the Company’s outstanding common stock; (ii) approval by the holders of a majority of the shares of the Company’s common stock (excluding shares held by the Participants in the transaction) that are present and voting at the stockholders meeting to consider the merger; (iii) contribution of shares of common stock of the Company by the Rollover Participants; (iv) fulfillment by Vardon Capital of its agreement to invest in Parent; and (v) other customary closing conditions, including regulatory approvals. The Catterton Transaction is not subject to any financing contingency other than the performance by the Participants of their respective obligations to contribute shares to or invest in Parent.

For further details regarding the Catterton Transaction, please see the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on February 19, 2008, and the Company’s definitive proxy statement on Schedule 14A with respect to the Catterton Transaction, as and when filed with the Securities and Exchange Commission, and any additional proxy materials thereto that may be filed from time to time thereafter with the Securities and Exchange Commission. We are working to complete the Catterton

Transaction as soon as possible. We anticipate completing the merger shortly after the special meeting of stockholders called to consider the Catterton Transaction, subject to the adoption of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions set forth in the Merger Agreement.

Treatment of Stock Options in Pending Acquisition

All of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration. Separate from the Cash Bonus, if any, payable as a result of this Offer, Eligible Options that are amended pursuant to the terms of this Offer shall use their applicable Adjusted Exercise Price, and not the original exercise price, for purposes of determining any cash payment payable in the Catterton Transaction.

With respect to the Eligible Options that are amended in connection with the Offer, any cash payment that holders receive in connection with such Amended Options as part of the Catterton Transaction is not expected to be subject to the adverse tax treatment under Section 409A. However, with respect to any Eligible Options that are not amended, holders receiving a cash payment with respect to such options as part of the Catterton Transaction will be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

Go Shop Process

Pursuant to the terms of the Merger Agreement, the Company was permitted to solicit or encourage alternative acquisition offers, under the direction of the Independent Committee of the Board of Directors of the Company (formed to review, evaluate, and make a recommendation to the Board of Directors with respect to the merger contemplated by the Catterton Transaction), until 11:59 p.m. (New York time) on February 28, 2008. Following the expiration of this “go-shop” period, the Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. The restriction does not apply with respect to any person from whom we have received a written “Acquisition Proposal” (as defined in the Merger Agreement) during the solicitation period that our Board of Directors or the Independent Committee of our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement). We refer to such person as an “Excluded Party.”

As part of the Original Merger Agreement, the Company and its respective officers, employees, consultants and other representatives also had the solicitation right described above from November 8, 2007 (the date of the Original Merger Agreement) to 11:59 p.m. (New York time) on December 13, 2007. As part of such solicitation process, the Independent Committee designated Sears Holdings Corporation (“Sears”) as an “Excluded Party” under the Original Merger Agreement. However, during the extended “go shop” period through February 28, 2008, Sears did not submit a proposal until the final day. After several discussions with representatives of Sears concerning the terms of the proposal, the Independent Committee of the Board of Directors of the Company determined that the Sears proposal was not reasonably likely to result in a Superior Proposal under the terms of the Merger Agreement because, among other considerations, the proposal was subject to significant uncertainties compared to the Merger Agreement. Consequently, the Independent Committee of the Board of Directors of the Company unanimously determined that no party had qualified as an Excluded Party under the terms of the Merger Agreement.

The Merger Agreement provides that, under certain limited circumstances required to comply with applicable fiduciary duties, our Board of Directors or the Independent Committee may respond to an unsolicited bona fide written proposal received after the expiration of the solicitation period. If, prior to obtaining stockholder approval for the Catterton Transaction, our Board of Directors or the Independent Committee determines in good faith (after consultation with outside legal counsel) that such unsolicited bona fide written proposal is a Superior Proposal and concludes that, in light of the Superior Proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the Catterton Transaction or fail to change its recommendation, we may terminate the Merger Agreement after paying a specified termination fee and reimbursing Parent for its out-of-pocket fees and expenses.

In the event that the terms of the Merger Agreement are amended in a manner that materially affects this Offer, including a change that affects the Transaction Consideration or the treatment of Eligible Options, or in the event that the Company enters into a transaction agreement for a different acquisition transaction, such as a Superior Proposal, the Company will amend this Offer and comply with the applicable requirements of Rule 13e-4. The Catterton Transaction or, if applicable, such alternative transaction, such as a Superior Proposal, if accepted by the Company instead of the Catterton Transaction prior to the Expiration Date, shall constitute the “Acquisition” for purposes of this Offer, and the consideration per share paid in such Acquisition shall constitute “Transaction Consideration” for purposes of this Offer.

Acquisition Closing Condition

The Offer is subject to a number of conditions, in particular (hereinafter, the “Acquisition Closing Condition”) (i) the satisfaction, or waiver by Parent, of all of the mutual conditions to closing of the Catterton Transaction and conditions precedent of Parent to effect the merger contemplated in the Catterton Transaction as set forth in the Merger Agreement or (ii) if there is an alternative transaction, such as a Superior Proposal, accepted by the Company prior to the Expiration Date, the satisfaction, or waiver by the acquirer, of all of the mutual conditions to closing of the alternative transaction and the conditions precedent of the acquirer of the Company pursuant to the transaction agreement for such alternative transaction, and, in the case of clause (i) or (ii) above, as applicable, the determination of the Company, in its reasonable judgment, that the applicable transaction is reasonably likely to be consummated as a result of the satisfaction or waiver of such conditions.

* * *

While the Company expects that all Eligible Optionees will elect to tender their Eligible Options because of the beneficial tax treatment accorded to holders of Amended Options as a result of this Offer, and while the Board of Directors of the Company has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A will apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of common stock of the Company are quoted on the NASDAQ Global Market under the symbol “RSTO.” On March 14, 2008, the last reported sale price of common stock of the Company on the NASDAQ Global Market was $4.28 per share. The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the fair market value of the underlying stock on the Measurement Date. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of common stock of the Company will be in the short, medium or long-term.

You should direct questions about the Offer or requests for assistance to Sharon Rowley at (415) 945-4903 or srowley@restorationhardware.com. You should direct requests for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form and Stock Option Amendment and Cash Bonus Agreement to Barbara Kochiovelos at (415) 448-5359 or bkochiovelos@restorationhardware.com. Please note that we intend to hold an informational meeting in the near future that will review the terms and conditions of the Offer. We will notify you separately of the meeting time and place.

We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO, your related Election Form and the Stock Option Amendment and Cash Bonus

v

Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO, your related Election Form or the Stock Option Amendment and Cash Bonus Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO, your Election Form and the Stock Option Amendment and Cash Bonus Agreement and such other documents to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment, you will need to properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Barbara Kochiovelos at (415) 507-1935, (b) by PDF email to bkochiovelos@restorationhardware.com or (c) by hand delivery to Barbara Kochiovelos at Restoration Hardware, Inc., 100 Smith Ranch Road, Suite 220, San Rafael, California 94903.

You will need to complete the tender and election process in the foregoing manner by the Expiration Date. If we extend the Offer beyond the initial Expiration Date, you will need to complete the process before the new Expiration Date, as so extended from time to time. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

You may request an additional written copy of any or all of these materials at no charge by sending an email to bkochiovelos@restorationhardware.com.

As soon as administratively practicable following the Amendment Date, we will return to you a final and complete Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and will set forth the terms of the Cash Bonus, if any, payable with respect to each of your Amended Options.

The key dates to remember in connection with the Offer are as follows:

•	The commencement date of the Offer is March 17, 2008.

•	The Offer will expire on the Expiration Date.

•	The Eligible Options will be amended effective as of the Expiration Date.

•	We expect that the Cash Bonus for the Amended Options will be paid on the Bonus Payment Date. This delay in payment is required by applicable IRS guidance.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

RESTORATION HARDWARE, INC.

OFFERING MEMORANDUM

FOR THE

OFFER TO AMEND ELIGIBLE OPTIONS

SUMMARY TERM SHEET

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this disclosure document for the Offer, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section entitled “Risk Factors Relating to the Offer.”

Summary of Material Terms of the Offer

Eligible Options	Those stock options issued by the Company that meet each of the following conditions:

•	The option was granted under the Restoration Hardware, Inc. 1998 Stock Incentive Plan, as amended and restated on May 16, 2001 and, if applicable, October 9, 2002;

•

The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (the “Measurement Date”);

•

The option was outstanding and unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

•	The option is held by an individual who is, on the Expiration Date, an Eligible Optionee; and

•	The option is outstanding on the Expiration Date.

Eligible Optionees	Eligible Optionees are those individuals who were granted an Eligible Option and who, as of the Expiration Date, are current employees of the Company and are subject to income taxation in the United States with respect to their Eligible Options. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Proposed Amendment	The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the fair market value of the underlying stock on the Measurement Date of the option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective as of the Expiration Date (the “Amendment Date”). The other material terms and conditions of the Eligible Option, including the vesting schedule and option expiration date, will not be affected by the Offer.

Adjusted Exercise Price

Original Date of Grant	Measurement Date	Current Exercise Price	Adjusted Exercise Price
5/28/2002	7/3/2002	$7.87	$8.50
4/1/2003	4/10/2003	$2.51	$3.23
4/1/2003	5/15/2003	$2.51	$5.10
4/1/2003	5/16/2003	$2.51	$4.81
5/17/2004	5/21/2004	$5.11	$6.52
5/17/2004	5/26/2004	$5.11	$6.87
5/17/2004	6/22/2004	$5.11	$7.92
5/17/2004	6/23/2004	$5.11	$7.85
5/17/2004	8/5/2004	$5.11	$5.55
5/17/2004	8/9/2004	$5.11	$5.66
5/17/2004	10/1/2004	$5.11	$5.34
5/17/2004	10/5/2004	$5.11	$5.28

To determine which particular options set out above are yours, please consult your Election Form, which is attached to the Offering Memorandum delivered to you and contains personalized information with respect to each Eligible Option you hold. The individualized Eligible Option chart in your Election Form sets forth the applicable Measurement Date for each Eligible Option you hold, the fair market value per share of common stock of the Company on that date and the number of shares of common stock subject to each Eligible Option.

Cash Bonus	For each Eligible Option that is tendered and accepted under the Offer, the Cash Bonus, if any, is equal to the number of shares of common stock of the Company purchasable under that Eligible Option at the Adjusted Exercise Price, multiplied by either the Acquisition Spread Price or Option Spread Price, as applicable.

We expect to pay any Cash Bonus (less applicable withholding taxes) on the first regular payroll pay-date in January 2009 (the “Bonus Payment Date”).

Acquisition Spread Price	The amount (not less than zero), if any, by which the Transaction Consideration to be paid in the Acquisition, or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; provided that the Acquisition Closing Condition shall have been satisfied.

Option Spread Price	The amount (not less than zero), if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; in the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition.

Pending Acquisition	On November 8, 2007, we filed a Current Report on Form 8-K announcing that we were being acquired (the “Catterton Transaction”) by Catterton Partners pursuant to an Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), entered into by and among the Company, Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners. On January 24, 2008, we filed a Current Report on Form 8-K announcing that, on the same date, we had entered into a First Amendment to the Original Merger Agreement (the “First Amendment”) with Parent and Merger Sub (the First Amendment, together with the Original Merger Agreement, collectively, the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger.

In the merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent, or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be cancelled and converted into the right to receive $4.50 per share in cash (as such may be adjusted in the future pursuant to agreement by and among the Company, Parent and Merger Sub, “Transaction Consideration”).

Completion of the Catterton Transaction is subject to a number of closing conditions, and we can provide no assurance that the Catterton Transaction will be completed.

In the event that the terms of the Merger Agreement are amended in a manner that materially affects this Offer, including a change that affects the Transaction Consideration or the treatment of Eligible Options, or in the event that the Company enters into a transaction agreement for a different acquisition transaction, the Company will amend this Offer and comply with the applicable requirements of Rule 13e-4. The Catterton Transaction or, if applicable, such alternative transaction, if accepted by the Company instead of the Catterton Transaction prior to the Expiration Date, shall constitute the “Acquisition” for purposes of this Offer, and the consideration per share paid in such Acquisition shall constitute “Transaction Consideration” for purposes of this Offer.

For additional information, see “— Frequently Asked Questions — What impact may the Acquisition have on the Offer and the payment of the Cash Bonus?”

Acquisition Closing Condition	The satisfaction, or waiver by Parent, of all of the mutual conditions to closing of the Catterton Transaction and all of the conditions precedent in favor of Parent with respect to its obligation to effect the merger contemplated in the Catterton Transaction as set forth in the Merger Agreement, or if there is an alternative transaction, such as a Superior Proposal (as defined in the Merger Agreement), accepted by the Company prior to the Expiration Date, the satisfaction, or waiver by the acquirer, of all of the mutual conditions of closing the alternative transaction and the conditions precedent of the acquirer of the Company pursuant to the transaction agreement for such alternative transaction, and the determination of the Company, in its reasonable judgment, that the applicable transaction is reasonably likely to be consummated as a result of the satisfaction or waiver of such conditions.

Treatment of Stock Options in Pending Acquisition	All of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration. Separate from the Cash Bonus, if any, payable as a result of this Offer, Eligible Options that are amended pursuant to the terms of this Offer shall use their applicable Adjusted Exercise Price, and not the original exercise price, for purposes of determining any cash payment payable in the Catterton Transaction.

With respect to the Eligible Options that are amended in connection with the Offer, any cash payment that holders receive in connection with such Amended Options as part of the Catterton Transaction is not expected to be subject to the adverse tax treatment under Section 409A. However, with respect to any Eligible Options that are not amended, holders receiving a cash payment with respect to such options as part of the Catterton Transaction will be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

For additional information, see “— Frequently Asked Questions — What impact may the Acquisition have on the Offer and the payment of the Cash Bonus?”

Election Choices	If an Eligible Optionee wishes to accept the Offer with respect to a particular Eligible Option, he or she must tender all of that option for amendment. If an Eligible Optionee holds more than one Eligible Option, then he or she may elect to tender all or less than all of those options.

Expiration Date	The Offer will expire at 11:59 p.m., Pacific Time, on the expiration date, currently set for April 28, 2008, unless extended (such time and date, the “Expiration Date”). If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the last time and date on which the Offer expires. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Election Form and Stock Option Amendment and Cash Bonus Agreement (which, when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Election Form and Stock Option Amendment and Cash Bonus Agreement.

What options are eligible for amendment pursuant to the Offer?

Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. The Company has decided to offer Eligible Optionees (as defined below) holding such options the opportunity to amend each such option in an effort to avoid adverse taxation under Section 409A.

An outstanding option to purchase shares of common stock of the Company will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

•	The option was granted under the Restoration Hardware, Inc. 1998 Stock Incentive Plan, as amended and restated on May 16, 2001 and, if applicable, October 9, 2002;

•

The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (the “Measurement Date”);

•

The option was outstanding and unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

•

The option is held by an individual who is, on the Expiration Date, a current employee of the Company and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

•	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

What other defined terms are important to understand the Offer?

For purposes of the Offer, you also should be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value of the underlying stock on the Measurement Date of the option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the common stock of the Company purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus (as defined below), if any, payable with respect to each of your Amended Options. A form of the Amendment Agreement is attached as an exhibit to the Offering Memorandum.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be as of the Expiration Date.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer. In addition, the Election Form contains a waiver of certain claims that you may have as a holder of the Eligible Options.

The “fair market value” per share of common stock of the Company on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the NASDAQ Global Market or its predecessor, as applicable.

Why is the Company making the Offer?

We are making the Offer to amend the Eligible Options because of adverse tax consequences that will apply to those options. Eligible Options are those stock options where the original grant date cannot be supported for accounting purposes, and a different measurement date has been assigned. The change in measurement date results in a “discounted option” since the fair market value on such new Measurement Date was higher than the fair market value on the original grant date, and was uncovered as a result of our review of historical stock option granting practices. The Company determined that it used incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2002 through 2004.

Section 409A provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offering Memorandum.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable Notice of Grant of Stock Option and the exercise price per share currently in effect for that option. To determine which particular options set out below are yours, please consult your Election Form, which is attached to the Offering Memorandum delivered to you and contains personalized information with respect to each Eligible Option you hold. The individualized Eligible Option chart in your Election Form sets forth the applicable Measurement Date for each Eligible Option you hold, the fair market value per share of common stock of the Company on that date and the number of shares of common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Current Exercise Price	Fair Market Value on Measurement Date
5/28/2002	7/3/2002	$7.87	$8.50
4/1/2003	4/10/2003	$2.51	$3.23
4/1/2003	5/15/2003	$2.51	$5.10
4/1/2003	5/16/2003	$2.51	$4.81
5/17/2004	5/21/2004	$5.11	$6.52
5/17/2004	5/26/2004	$5.11	$6.87
5/17/2004	6/22/2004	$5.11	$7.92
5/17/2004	6/23/2004	$5.11	$7.85
5/17/2004	8/5/2004	$5.11	$5.55
5/17/2004	8/9/2004	$5.11	$5.66
5/17/2004	10/1/2004	$5.11	$5.34
5/17/2004	10/5/2004	$5.11	$5.28

Are officers and board members of the Company eligible to participate in the Offer?

No. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Are optionees that are resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of the Company holding an Eligible Option and subject to taxation in the United States with respect to that option on the Expiration Date, then you are eligible to participate in the Offer even if you are not then residing in the United States.

What are the components of the Offer?

If an Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the fair market value of the underlying stock on the Measurement Date of that option. We believe that the adjusted exercise price will avoid the taxation of that option under Section 409A. The new exercise price in effect for each tendered Eligible Option will be designated the “Adjusted Exercise Price.” In addition, each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer may become eligible to receive a special cash bonus (“Cash Bonus”) with respect to that Eligible Option. The amount of the Cash Bonus, if any, payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be an amount equal to the number of shares of common stock of the Company purchasable under that Eligible Option at the Adjusted Exercise Price multiplied by either:

•

the “Acquisition Spread Price”, which shall be equal to the amount, if any, by which the Transaction Consideration (as defined below) to be paid in the Acquisition (as defined below), or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; provided that the Acquisition Closing Condition (as defined below) shall have been satisfied; or

•

the “Option Spread Price”, which shall be equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; in the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition.

If we have agreed to waive the Acquisition Closing Condition, then the Cash Bonus payable with respect to each Amended Option will be calculated using the Option Spread Price. Please note that in many cases Eligible Optionees may ultimately not receive any Cash Bonus because the exercise price per share currently in effect for their Eligible Options is greater than the Transaction Consideration or $4.50, as applicable. Even if your Eligible Option would not entitle you to a Cash Bonus, it is still important for you to consider tendering your Eligible Options in this Offer in order to avoid the inherent adverse tax consequences resulting from the application of Section 409A. If you choose not to tender your Eligible Options, then you will be subject to adverse taxation under Section 409A and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

We expect to pay any Cash Bonus on the first regular payroll pay-date in January 2009 (the “Bonus Payment Date”). This delay in payment is required by applicable Internal Revenue Service (“IRS”) guidance. This payment in 2009 will be subject to collection of all applicable withholding taxes and other amounts required to be withheld. This Cash Bonus will be paid whether or not you continue as an employee of the Company through the payment date, so long as you were an employee of the Company as of the Expiration Date.

What impact may the Acquisition have on the Offer and the payment of the Cash Bonus?

On November 8, 2007, we filed a Current Report on Form 8-K announcing that we were being acquired (the “Catterton Transaction”) by Catterton Partners pursuant to an Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), entered into by and among the Company, Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners. On January 24, 2008, we filed a Current Report on Form 8-K announcing that, on the same date, we had entered into a First Amendment to the Original Merger Agreement (the “First Amendment”) with Parent and Merger Sub (the First Amendment, together with the Original Merger Agreement, collectively, the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger. In the merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent, or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be cancelled and converted into the right to receive $4.50 per share in cash (as such may be adjusted in the future pursuant to agreement by and among the Company, Parent and Merger Sub, “Transaction Consideration”). As part of the Catterton Transaction, certain of the Company’s stockholders (the “Rollover Participants”) are expected to exchange shares of our common stock for equity interests of Parent in connection with the merger. In addition, another stockholder of the Company, Vardon Capital Management, LLC (“Vardon Capital”, together with the Rollover Participants, the “Participants”), has agreed to make an investment in Parent in exchange for an equity interest in Parent.

Completion of the Catterton Transaction is subject to a number of closing conditions, including: (i) approval by the holders of two thirds of the shares of the Company’s outstanding common stock; (ii) approval by the holders of a majority of the shares of the Company’s common stock (excluding shares held by the Participants in the transaction) that are present and voting at the stockholders meeting to consider the merger; (iii) contribution of shares of common stock of the Company by the Rollover Participants; (iv) fulfillment by Vardon Capital of its agreement to invest in Parent; and (v) other customary closing conditions, including regulatory approvals. The Catterton Transaction is not subject to any financing contingency other than the performance by the Participants of their respective obligations to contribute shares to or invest in Parent.

Treatment of Stock Options in Pending Acquisition

All of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration. Separate from the Cash Bonus, if any, payable as a result of this Offer, Eligible Options that are amended pursuant to the terms of this Offer shall use their applicable Adjusted Exercise Price, and not the original exercise price, for purposes of determining any cash payment payable in the Catterton Transaction.

With respect to the Eligible Options that are amended in connection with the Offer, any cash payment that holders receive in connection with such Amended Options as part of the Catterton Transaction is not expected to be subject to the adverse tax treatment under Section 409A. However, with respect to any Eligible Options that are not amended, holders receiving a cash payment with respect to such options as part of the Catterton Transaction will be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

Go Shop Process

Pursuant to the terms of the Merger Agreement, the Company was permitted to solicit or encourage alternative acquisition offers, under the direction of the Independent Committee of the Board of Directors of the Company (formed to review, evaluate, and make a recommendation to the Board of Directors with respect to the merger contemplated by the Catterton Transaction), until 11:59 p.m. (New York time) on February 28, 2008. Following the expiration of this “go-shop” period, the Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. The restriction does not apply with respect to any person from whom we have received a written “Acquisition Proposal” (as defined in the Merger Agreement) during the solicitation period that our Board of Directors or the Independent Committee of our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement). We refer to such person as an “Excluded Party.”

As part of the Original Merger Agreement, the Company and its respective officers, employees, consultants and other representatives also had the solicitation right described above from November 8, 2007 (the date of the Original Merger Agreement) to 11:59 p.m. (New York time) on December 13, 2007. As part of such solicitation process, the Independent Committee designated Sears Holdings Corporation (“Sears”) as an “Excluded Party” under the Original Merger Agreement. However, during the extended “go shop” period through February 28, 2008, Sears did not submit a proposal until the final day. After several discussions with representatives of Sears concerning the terms of the proposal, the Independent Committee of the Board of Directors of the Company determined that the Sears proposal was not reasonably likely to result in a Superior Proposal under the terms of the Merger Agreement because, among other considerations, the proposal was subject to significant uncertainties compared to the Merger Agreement. Consequently, the Independent Committee of the Board of Directors of the Company unanimously determined that no party had qualified as an Excluded Party under the terms of the Merger Agreement.

The Merger Agreement provides that, under certain limited circumstances required to comply with applicable fiduciary duties, our Board of Directors or the Independent Committee may respond to an unsolicited bona fide written proposal received after the expiration of the solicitation period. If, prior to obtaining stockholder approval for the Catterton Transaction, our Board of Directors or the Independent Committee determines in good faith (after consultation with outside legal counsel) that such unsolicited bona fide written proposal is a Superior Proposal and concludes that, in light of the Superior Proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the Catterton Transaction or fail to change its recommendation, we may terminate the Merger Agreement after paying a specified termination fee and reimbursing Parent for its out-of-pocket fees and expenses.

In the event that the terms of the Merger Agreement are amended in a manner that materially affects this Offer, including a change that affects the Transaction Consideration or the treatment of Eligible Options, or in the event that the Company enters into a transaction agreement for a different acquisition transaction, such as a Superior Proposal, the Company will amend this Offer and comply with the applicable requirements of Rule 13e-4. The Catterton Transaction or, if applicable, such alternative transaction, such as a Superior Proposal, if accepted by the Company instead of the Catterton Transaction prior to the Expiration Date, shall constitute the “Acquisition” for purposes of this Offer, and the consideration per share paid in such Acquisition shall constitute “Transaction Consideration” for purposes of this Offer.

Acquisition Closing Condition

The Offer is subject to a number of conditions, in particular (hereinafter, the “Acquisition Closing Condition”) (i) the satisfaction, or waiver by Parent, of all of the mutual conditions to closing of the Catterton Transaction and all of the conditions precedent in favor of Parent with respect to its obligation to effect the merger contemplated in the Catterton Transaction as set forth in the Merger Agreement or (ii) if there is an alternative transaction, such as a Superior Proposal, accepted by the Company prior to the Expiration Date, the satisfaction, or waiver by the acquirer, of all of the mutual conditions of closing the alternative transaction and the conditions precedent of the acquirer of the Company pursuant to the transaction agreement for such alternative transaction, and, in the case of clause (i) or (ii) above, as applicable, the determination of the Company, in its reasonable judgment, that the applicable transaction is reasonably likely to be consummated as a result of the satisfaction or waiver of such conditions.

For further details regarding the Catterton Transaction, please see Section 1 of the Offering Memorandum. Please also see the preliminary proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on February 19, 2008, and the Company’s definitive proxy statement on Schedule 14A with respect to the Catterton Transaction, as and when filed with the Securities and Exchange Commission, and any additional proxy materials thereto that may be filed from time to time thereafter with the Securities and Exchange Commission. We are working to complete the Catterton Transaction as soon as possible. We anticipate completing the merger shortly after the special meeting of stockholders called to consider the Catterton Transaction, subject to the adoption of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions set forth in the Merger Agreement.

What happens if I am not a current employee on the expiration date?

If you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable if and to the extent they are exercisable pursuant to their current terms, including the current exercise price per share.

What are the tax consequences of an option subject to Section 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have, to date, provided guidance and issued proposed and final regulations with respect to certain items of compensation under Section 409A. That guidance and the proposed and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to Section 409A. Unless remedial action is taken before exercise, the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below. As of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Taxation in Year of Vesting. To the extent a Section 409A-covered option vested as to one or more shares during the 2005 and 2006 calendar years, and was not exercised during either of such years, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 and December 31, 2006, respectively, less the exercise price payable for those shares. The optionee would have to report that income in amended tax returns filed for the 2005 and 2006 taxable years, unless the options were brought into compliance with Section 409A by December 31, 2008. To the extent the options vested as to one or more shares during the 2007 calendar year, were not exercised during that year, and are not brought into compliance by December 31, 2008, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2007 less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Additional Taxes. In addition to normal income taxes payable on the spread (the excess of the fair market value per share over the exercise price) in effect under each of an optionee’s Eligible Options on the applicable December 31, 2005, December 31, 2006 or December 31, 2007 measurement date, the optionee would also be subject to an additional U.S. federal tax, which has the effect of being a “penalty tax”, equal to 20% of that spread, plus interest, as discussed below.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional tax amount could be up to 40% (a 20% additional federal tax and up to a 20% additional state tax), plus interest.

Continued Taxation. The optionee would be subject to additional income taxation, tax penalties and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in the 2005 calendar year, the additional income subject to such taxation in the 2006 and 2007 taxable years would be based on the amount by which the fair market value per share of common stock of the Company on December 31, 2006 and December 31, 2007, respectively, exceeds the December 31, 2005 fair market value. For the option shares that vested in the 2006 calendar year, the additional income subject to such taxation in the 2007 taxable year would be based on the amount by which the fair market value per share of common stock of the Company on December 31, 2007 exceeds the December 31, 2006 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Additional Interest. The optionee will also be subject to additional interest charges for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest charges if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2007 and 2008 taxable years.

If you exercised an Eligible Option in the 2007 calendar year or exercise it in the 2008 calendar year, in each case without first bringing that option into compliance with Section 409A, then it is possible that the 20% additional tax amount under Section 409A may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest charges may be based on the spread that existed on the vested option shares at the close of the 2005, 2006, 2007 and 2008 calendar years, as applicable. However, the applicable IRS guidance to date is not entirely clear on this point.

With respect to the Eligible Options that are amended in connection with the Offer, any cash payment that holders receive in connection with such Amended Options as part of the Catterton Transaction is not expected to be subject to the adverse tax treatment under Section 409A. However, with respect to any Eligible Options that are not amended, holders receiving a cash payment with respect to such options as part of the Catterton Transaction will be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A on your Eligible Options. Please note, however, that we intend to report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, based on the available guidance under applicable law. You will be solely responsible for any excise taxes, penalties or interest payable under Section 409A and state and foreign tax laws.

What are the tax consequences if I accept the Offer?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, we believe that you will also avoid the adverse taxation of those options under Section 409A. Accordingly, since your Amended Options vest in one or more installments, we believe that you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% additional tax amount or any interest charges under Section 409A. You will only be taxed with respect to your Amended Options when you exercise those options. However, you will recognize taxable income when you receive any Cash Bonus paid with respect to your Amended Options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

If I accept the Offer, am I guaranteed that the Eligible Option will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that the Offer complies in good faith with available guidance to avoid or minimize the adverse personal tax consequences of Section 409A, as of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Please see Section 15 of the Offering Memorandum for more detailed information regarding the tax consequences of the Offer.

How will my Cash Bonus be taxed?

If you are paid a Cash Bonus, you will be taxed upon your receipt of it. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld.

If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options.

Is the Cash Bonus subject to vesting?

The Cash Bonus is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees who have tendered an Eligible Option will be entitled to receive the Cash Bonus, if any, regardless of whether they remain employed with the Company on the actual payment date and regardless of whether the Eligible Option to which such bonus relates has vested or ever vests.

Do I receive the Cash Bonus even if I never exercise the Amended Option?

Yes. We expect to pay any Cash Bonus on the Bonus Payment Date, regardless of whether you have exercised the Amended Option at that time and regardless of whether you ever exercise the Amended Option.

What are the tax consequences if I do not accept the Offer?

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

What securities are subject to the Offer?

The Offer covers only Eligible Options. Your Election Form contains a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the Measurement Date for each Eligible Option and the fair market value per share of common stock of the Company on that date.

Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment pursuant to the Offer or to retain those options. If you decide to accept the Offer, you will need to submit a properly completed Election Form for your tendered Eligible Options.

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?

If you wish to accept the Offer with respect to a particular Eligible Option, you will need to tender all of that option for amendment. If you hold more than one Eligible Option, then you may elect to tender all or less than all of those options. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest, if not already fully vested, in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment.

If the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

When will my Eligible Options be amended?

The exercise price for each Eligible Option tendered pursuant to the Offer will be amended to the applicable Adjusted Exercise Price effective as of the Expiration Date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option.

If the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and our unconditional obligation to pay you the Cash Bonus, if any, calculated for each Amended Option, which we expect to pay on the Bonus Payment Date.

When can I exercise my Amended Options?

As noted in the preceding questions and answers, if the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

On the other hand, in the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition, you may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination.

Can I exercise my Eligible Options after I accept the Offer but before amendment?

You cannot exercise your Eligible Options before the Amendment Date without voiding your acceptance of the Offer. You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options and our insider trading policy. However, if you exercise your Eligible Options before the Amendment Date, any election you have made to accept the Offer as to the exercised options will be null and void and you will no longer be entitled to the Cash Bonus, if any, that would otherwise be applicable to such options. Consequently, you may personally incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise before the date on which they are amended pursuant to the Offer. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Will my Amended Options be incentive stock options or non-statutory options?

Because your Eligible Options were granted with exercise prices below the fair market value of common stock of the Company on the respective Measurement Dates, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices.

As noted above, if the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration. Therefore, with respect to your Amended Options, to the extent that your Adjusted Exercise Price is less than $4.50 per share, you will recognize immediate taxable income equal to the excess of (i) $4.50 per share over (ii) the Adjusted Exercise Price for those shares, and we must collect the applicable withholding taxes with respect to such income.

In the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition, then, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.

When may I exercise the portion of my options that was vested as of December 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in Section 7 of the Offering Memorandum, in particular with respect to the Acquisition Closing Condition. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment.

When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire on the Expiration Date, unless we extend the Offer.

We may, in our discretion, extend the Offer at any time. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. If the Offer is extended, we will give notice of such extension to Eligible Optionees and make a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date.

How and when do I tender my Eligible Options?

In order to tender one or more of your Eligible Options for amendment pursuant to the Offer, you will need to properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Barbara Kochiovelos at (415) 507-1935, (b) by PDF email to bkochiovelos@restorationhardware.com or (c) by hand delivery to Barbara Kochiovelos at Restoration Hardware, Inc., 100 Smith Ranch Road, Suite 220, San Rafael, California 94903. You will then be deemed to have completed the election process for tendering your Eligible Options.

You will need to complete the tender and election process in the foregoing manner by the Expiration Date. If we extend the Offer beyond such date, you will need to complete the process before the extended expiration date of the Offer. As noted above, the Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

We cannot accept delivery of any Election Form after the Expiration Date. If we do not receive a properly completed and duly executed Election Form from you before the Expiration Date, we will not be able to accept your Eligible Options for amendment. Those options will not be amended pursuant to the Offer, and no Cash Bonus will be paid with respect to those options.

We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees. We also may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular Eligible Optionee. No Eligible Option will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. While we reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or are unlawful to accept, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend those options effective as of the Expiration Date.

During what period of time may I change my election with respect to my Eligible Options?

You may change your previously submitted election at any time before the Expiration Date. If you would like to change your election, you will need to complete and submit a new Election Form in the manner described above.

You may change your previously submitted elections as many times as you would like before the Expiration Date.

What does the Company think of the Offer?

While the Company expects that all Eligible Optionees will elect to tender their Eligible Options because of the beneficial tax treatment accorded to holders of Amended Options as a result of this Offer, and while our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. The Company recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.

What are some of the key dates to remember?

The commencement date of the Offer is March 17, 2008.

The Offer will expire on the Expiration Date.

Properly tendered Eligible Options will be amended effective as of the Expiration Date.

We expect to pay any Cash Bonus for the Amended Options on the Bonus Payment Date.

To whom can I talk if I have questions about the Offer?

For additional assistance, you should contact Sharon Rowley at (415) 945-4903 or srowley@restorationhardware.com. Please note that we intend to hold an informational meeting in the near future that will review the terms and conditions of the Offer. We will notify you separately of the meeting time and place.

RISK FACTORS RELATING TO THE OFFER

Participating in the Offer involves risks discussed in the Offer and described below. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 of the Offering Memorandum, based on the current guidance and final regulations under Section 409A, your Eligible Options will be subject to adverse tax consequences under Section 409A unless they are brought into compliance with Section 409A before December 31, 2008 and before any earlier exercise of those options. Generally, an option subject to Section 409A which fails to comply with the rules of Section 409A can result in an additional 20% federal tax obligation, acceleration of income recognition, plus penalties and interest. We believe that we have complied in good faith with the current guidance and the proposed and final regulations under Section 409A in structuring the Offer in a manner which will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A.

Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one country, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

State and Local Taxes. The discussion in Sections 2 and 15 of the Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional tax amount could be up to 40% (a 20% additional federal tax and up to a 20% additional state tax), plus interest. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

If you wish to tender one or more of your Eligible Options for amendment, you will need to properly complete and sign the Election Form in accordance with the applicable instructions for that form. While you are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date, we intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by providing you an Election Confirmation Statement within three business days after receipt. If you have not received an Election Confirmation Statement in the timeframe prescribed, please contact us to confirm that we have received your complete submission. You may email us at bkochiovelos@restorationhardware.com.

Your Election Form and any subsequent changes to your Election Form must be received by the Expiration Date. If we extend the Offer beyond such date, you will need to complete the process before the extended Expiration Date of the Offer. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Any Election Form not received by the Expiration Date cannot be accepted.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Form 10-K for the fiscal year ended February 3, 2007 and our Form 10-Q for the quarterly period ended November 3, 2007 filed with the SEC on December 13,

2007, which are incorporated by reference herein. Copies of these reports may be obtained from the places and in the manner described in Section 18 of the Offering Memorandum. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A by December 31, 2008 and before the option has been exercised. Restoration Hardware, Inc. (the “Company,” “we”, “us” or “our”) has decided to offer certain individuals the opportunity to amend certain outstanding stock options to purchase common stock of the Company previously granted to them in an effort to avoid taxation of those options under Section 409A. We are making this offer upon the terms and subject to the conditions described in this Offer to Amend Eligible Options (the “Offering Memorandum”) and the related Election Form and Stock Option Amendment and Cash Bonus Agreement, including the conditions described in Section 7 of this Offering Memorandum (which, when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”).

Eligible Options

An outstanding option to purchase shares of common stock of the Company will be eligible for amendment pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

•	The option was granted under the Restoration Hardware, Inc. 1998 Stock Incentive Plan, as amended and restated on May 16, 2001 and, if applicable, October 9, 2002 (the “Plan”);

•

The option was granted, for accounting purposes, with an exercise price that is less than the fair market value of the underlying stock on the applicable date of grant for accounting purposes (the “Measurement Date”);

•

The option was outstanding and unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion of the option will be an Eligible Option);

•

The option is held by an individual who is, on the Expiration Date (as defined below), a current employee of the Company and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

•	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer, nor is any affiliate of the Company eligible to participate in the Offer.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable Notice of Grant of Stock Option and the exercise price per share currently in effect for that option. To determine which particular options set out below are yours, please consult your Election Form, which is attached to the Offering Memorandum delivered to you and contains personalized information with respect to each Eligible Option you hold. The individualized Eligible Option chart in your Election Form sets forth the applicable Measurement Date for each Eligible Option you hold, the fair market value per share of common stock of the Company on that date and the number of shares of common stock subject to each Eligible Option.

Original Date of Grant	Measurement Date	Current Exercise Price	Fair Market Value on Measurement Date
5/28/2002	7/3/2002	$7.87	$8.50
4/1/2003	4/10/2003	$2.51	$3.23
4/1/2003	5/15/2003	$2.51	$5.10
4/1/2003	5/16/2003	$2.51	$4.81
5/17/2004	5/21/2004	$5.11	$6.52
5/17/2004	5/26/2004	$5.11	$6.87
5/17/2004	6/22/2004	$5.11	$7.92
5/17/2004	6/23/2004	$5.11	$7.85
5/17/2004	8/5/2004	$5.11	$5.55
5/17/2004	8/9/2004	$5.11	$5.66
5/17/2004	10/1/2004	$5.11	$5.34
5/17/2004	10/5/2004	$5.11	$5.28

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the fair market value of the underlying stock on the Measurement Date of the option.

For example, if the current exercise price of a tendered Eligible Option is $7.87 per share and the fair market value of common stock of the Company on the Measurement Date of that option was $8.50 per share, then the Adjusted Exercise Price for that option would be increased to $8.50 per share.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the common stock of the Company purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Bonus (as defined below), if any, payable with respect to each of your Amended Options. A form of the Amendment Agreement is attached as an exhibit to the Offering Memorandum.

“Amendment Date” will mean the date on which an Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be as of the Expiration Date.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment pursuant to the terms of the Offer. In addition, the Election Form contains a waiver of certain claims that you may have as a holder of the Eligible Options.

The “fair market value” per share of common stock of the Company on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the NASDAQ Global Market or its predecessor, as applicable.

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options tendered by Eligible Optionees in accordance with Section 4 below that are not otherwise validly withdrawn in accordance with Section 5 below before the time of the expiration of the Offer on the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price (as defined above), and we believe that such option will thereby avoid taxation under Section 409A.

Pending Acquisition

On November 8, 2007, we filed a Current Report on Form 8-K announcing that we were being acquired (the “Catterton Transaction”) by Catterton Partners pursuant to an Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), entered into by and among the Company, Home Holdings, LLC, a Delaware limited liability company (“Parent”), and Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners. On January 24, 2008, we filed a Current Report on Form 8-K announcing that, on the same date, we had entered into a First Amendment to the Original Merger Agreement (the “First Amendment”) with Parent and Merger Sub (the First Amendment, together with the Original Merger Agreement, collectively, the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger. In the merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent, or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be cancelled and converted into the right to receive $4.50 per share in cash (as such may be adjusted in the future pursuant to agreement by and among the Company, Parent and Merger Sub, “Transaction Consideration”). As part of the Catterton Transaction, certain of the Company’s stockholders (the “Rollover Participants”) are expected to exchange shares of our common stock for equity interests of Parent in connection with the merger. In addition, another stockholder of the Company, Vardon Capital Management, LLC (“Vardon Capital”, together with the Rollover Participants, the “Participants”), has agreed to make an investment in Parent in exchange for an equity interest in Parent.

Completion of the Catterton Transaction is subject to a number of closing conditions, including: (i) approval by the holders of two thirds of the shares of the Company’s outstanding common stock; (ii) approval by the holders of a majority of the shares of the Company’s common stock (excluding shares held by the Participants in the transaction) that are present and voting at the stockholders meeting to consider the merger; (iii) contribution of shares of common stock of the Company by the Rollover Participants; (iv) fulfillment by Vardon Capital of its agreement to invest in Parent; and (v) other customary closing conditions, including regulatory approvals. The Catterton Transaction is not subject to any financing contingency other than the performance by the Participants of their respective obligations to contribute shares to or invest in Parent.

If the merger contemplated by the Catterton Transaction is completed, all of the equity interests in the Company will be owned directly by Parent, which immediately following the effective time of such merger will be owned by Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P., the Participants and certain other members of our management who may acquire equity interests in Parent pursuant to an equity incentive plan. Moreover, after the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Furthermore, following such merger, shares of the Company’s common stock will no longer be traded on the NASDAQ Global Market or any other public market. Our common stock is currently registered as a class of equity security under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Registration of our common stock under the 1934 Act may be terminated upon application of the Company to the Securities and Exchange Commission (the “SEC”) if our common stock is not listed on the NASDAQ Global Market or another national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the 1934 Act will substantially reduce the information required to be furnished by the Company to its stockholders and the SEC, and would make certain provisions of the 1934 Act, such as the short-swing trading provisions of Section 16(b) of the 1934 Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the 1934 Act, no longer applicable to the Company.

For further details regarding the Catterton Transaction, please see the preliminary proxy statement on Schedule 14A filed by the Company with the SEC on February 19, 2008, and the Company’s definitive proxy statement on Schedule 14A with respect to the Catterton Transaction, as and when filed with the SEC, and any additional proxy materials thereto that may be filed from time to time thereafter with the SEC. We are working to complete the Catterton Transaction as soon as possible. We anticipate completing the merger shortly after the special meeting of stockholders called to consider the Catterton Transaction, subject to the adoption of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions set forth in the Merger Agreement.

Treatment of Stock Options in Pending Acquisition

All of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration. Separate from the Cash Bonus, if any, payable as a result of this Offer, Eligible Options that are amended pursuant to the terms of this Offer shall use their applicable Adjusted Exercise Price, and not the original exercise price, for purposes of determining any cash payment payable in the Catterton Transaction.

With respect to the Eligible Options that are amended in connection with the Offer, any cash payment that holders receive in connection with such Amended Options as part of the Catterton Transaction is not expected to be subject to the adverse tax treatment under Section 409A. However, with respect to any Eligible Options that are not amended, holders receiving a cash payment with respect to such options as part of the Catterton Transaction will be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).

Acquisition Closing Condition

The Offer is subject to a number of conditions, including those set forth in Section 7 below, in particular (hereinafter, the “Acquisition Closing Condition”) (i) the satisfaction, or waiver by Parent, of all of the mutual conditions to closing of the Catterton Transaction and all of the conditions precedent in favor of Parent with respect to its obligation to effect the merger contemplated in the Catterton Transaction as set forth in the Merger Agreement or (ii) if there is an alternative transaction, such as a Superior Proposal (as defined in the Merger Agreement), accepted by the Company prior to the Expiration Date, the satisfaction, or waiver by the acquirer, of all of the mutual conditions of closing the alternative transaction and the conditions precedent of the acquirer of the Company pursuant to the transaction agreement for such alternative transaction, and, in the case of clause (i) or (ii) above, as applicable, the determination of the Company, in its reasonable judgment, that the applicable transaction is reasonably likely to be consummated as a result of the satisfaction or waiver of such conditions.

The respective obligations of the parties to effect the merger contemplated by the Catterton Transaction are subject to a number of closing conditions, including the satisfaction (or waiver by all parties) of the following conditions:

•

adoption of the Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date of the special meeting, (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock on the record date of the special meeting and (iii) the affirmative vote of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting which are held by holders that have not submitted an “Acquisition Proposal” (as defined in the Merger Agreement) at any time after November 8, 2007 and are not Participants;

•

no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity, in any case, that prohibits or makes illegal the consummation of the merger contemplated by the Catterton Transaction; and

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In addition, the obligation of Parent to effect the merger contemplated by the Catterton Transaction is further subject to the satisfaction, or waiver by Parent, of the following conditions:

•

(i) our representations and warranties (other than our representations and warranties concerning our capitalization, the absence of an event or events having a material adverse effect from February 3, 2007 through January 24, 2008, broker’s fees and indebtedness (the “Unqualified Representations”)) set forth in the Merger Agreement (without giving effect to any exceptions or materiality qualification) must be true and correct in all respects at and as of the date of the Original Merger Agreement and at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, (ii) the Unqualified Representations must be true and correct in all respects at and as of the date of the Original Merger Agreement and at and as of the closing date as though made at and as of the closing date (subject, in the case of each of the Unqualified Representations (other than those concerning the absence of an event or events having a material adverse effect), to such inaccuracies as do not individually or in the aggregate exceed $1,500,000), and (iii) our representations and warranties concerning the absence of an event or events having a material adverse effect must be true and correct in all respects at and as of the date of the Original Merger Agreement; provided, however, that, with respect to clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period;

•

we must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by us prior to the effective time of the merger;

•	since the date of the First Amendment, there has not occurred any “Company Material Adverse Effect” as defined in the Merger Agreement;

•

we have delivered to Parent a certificate certifying to the satisfaction of the conditions relating to our representations and warranties and obligations set forth in the first three bullets above; and

•

prior to the effective time of the merger, a minimum of 8,003,842 shares of our common stock held by the Rollover Participants have been contributed to Parent or an affiliate thereof and Vardon Capital will have invested in Parent or an affiliate thereof corresponding to the value of 3,449,055 shares of the Company’s common stock.

Eligible Optionees

Individuals to whom Eligible Options have been granted by the Company will be Eligible Optionees for purposes of the Offer if they are, on the Expiration Date, a current employee of the Company and subject to income taxation in the United States with respect to those options. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Amendment of Eligible Options and Cash Bonus

Upon the terms and subject to the conditions of the Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, by the time of the expiration of the Offer on the Expiration Date. The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. If only a portion of an option qualifies as an Eligible Option, then the Adjusted Exercise Price will only apply to that portion.

Each Amended Option will continue to vest, if not already fully vested, in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer will become eligible to receive a special cash bonus (“Cash Bonus”) with respect to that Eligible Option. The amount of the Cash Bonus, if any, payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be an amount equal to the number of shares of common stock of the Company purchasable under that Eligible Option at the Adjusted Exercise Price multiplied by either:

•

the “Acquisition Spread Price”, which shall be equal to the amount, if any, by which the Transaction Consideration to be paid in the Acquisition, or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; provided that the Acquisition Closing Condition shall have been satisfied; or

•

the “Option Spread Price”, which shall be equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option; in the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition.

If we have agreed to waive the Acquisition Closing Condition, then the Cash Bonus payable with respect to each Amended Option will be calculated using the Option Spread Price. Please note that in many cases Eligible Optionees may ultimately not receive any Cash Bonus because the exercise price per share currently in effect for their Eligible Options is greater than the Transaction Consideration or $4.50, as applicable. Even if your Eligible Option would not entitle you to a Cash Bonus, it is still important for you to consider tendering your Eligible Options in this Offer in order to avoid the inherent adverse tax consequences resulting from the application of Section 409A. If you choose not to tender your Eligible Options, then you will be subject to adverse taxation under Section 409A and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

We expect to pay any Cash Bonus on the first regular payroll pay-date in January 2009 (the “Bonus Payment Date”). This delay in payment is required by applicable Internal Revenue Service (“IRS”) guidance. This payment in 2009 will be subject to collection of all applicable withholding taxes and other amounts required to be withheld. This Cash Bonus will be paid whether or not you continue as an employee of the Company through the payment date, so long as you were an employee of the Company as of the Expiration Date.

EXAMPLE: Assume that (1) you were granted an option under the Plan to purchase 8,000 shares that had a recorded grant date of April 1, 2003 and an exercise price per share of $2.51, (2) that option vests in four successive equal annual installments over the four-year period measured from the grant date, so there were 6,000 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was April 10, 2003 when the fair market value per share was $3.23.

The portion of the option grant that was unvested as of December 31, 2004 (the 6,000 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your Eligible Option will be amended to increase the exercise price to $3.23 per share. No other changes will be made to the option.

In addition, if the Catterton Transaction closes in accordance with its terms and the Acquisition Closing Condition has been satisfied, then any Cash Bonus would be calculated using the Acquisition Spread Price, which is equal to the amount, if any, by which the Transaction Consideration to be paid in the Acquisition, or the Adjusted

Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Because the Acquisition Spread Price calculation uses the lower of the Transaction Consideration and the Adjusted Exercise Price for the particular option, and because the Transaction Consideration to be paid in the Acquisition (currently, $4.50 per share) is greater than the Adjusted Exercise Price for the option (i.e., $3.23) in this example, you will be eligible to receive a Cash Bonus in an amount of $4,320 determined by multiplying (i) the 6,000 shares eligible under the option by (ii) $0.72 (the amount by which the $3.23 Adjusted Exercise Price for that option exceeds the $2.51 per share exercise price previously in effect for that option).

On the other hand, if the Acquisition Closing Condition has not been satisfied and if we have agreed to waive the Acquisition Closing Condition, then any Cash Bonus would be calculated using the Option Spread Price, which is equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Consequently, you will be eligible to receive a Cash Bonus in an amount of $4,320 determined by multiplying (i) the 6,000 shares eligible under the option by (ii) $0.72 (the amount by which the $3.23 Adjusted Exercise Price for that option exceeds the $2.51 per share exercise price previously in effect for that option). Because the Acquisition Closing Condition would not have been satisfied, there would not be an Acquisition Spread Price for this Amended Option.

EXAMPLE: Assume that (1) you were granted an option under the Plan to purchase 8,000 shares that had a recorded grant date of April 1, 2003 and an exercise price per share of $2.51, (2) that option vests in four successive equal annual installments over the four-year period measured from the grant date, so there were 6,000 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was May 16, 2003 when the fair market value per share was $4.81.

The portion of the option grant that was unvested as of December 31, 2004 (the 6,000 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your Eligible Option will be amended to increase the exercise price to $4.81 per share. No other changes will be made to the option.

In addition, if the Catterton Transaction closes in accordance with its terms and the Acquisition Closing Condition has been satisfied, then any Cash Bonus would be calculated using the Acquisition Spread Price, which is equal to the amount, if any, by which the Transaction Consideration to be paid in the Acquisition, or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Because the Transaction Consideration to be paid in the Acquisition (currently, $4.50 per share) is less than the Adjusted Exercise Price for the option (i.e., $4.81), you will be eligible to receive a Cash Bonus in an amount of $11,940 determined by multiplying (i) the 6,000 shares eligible under the option by (ii) $1.99 (the amount by which $4.50 exceeds the $2.51 per share exercise price previously in effect for that option).

On the other hand, if the Acquisition Closing Condition has not been satisfied and if we have agreed to waive the Acquisition Closing Condition, then any Cash Bonus would be calculated using the Option Spread Price, which is equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Consequently, you will be eligible to receive a Cash Bonus in an amount of $11,940 determined by multiplying (i) the 6,000 shares eligible under the option by (ii) $1.99 (the amount by which $4.50 exceeds the $2.51 per share exercise price previously in effect for that option). Because the Acquisition Closing Condition would not have been satisfied, there would not be an Acquisition Spread Price for this Amended Option.

EXAMPLE: Assume that (1) you were granted an option under the Plan to purchase 9,000 shares that had a recorded grant date of May 17, 2004 and an exercise price per share of $5.11, (2) that option vests in four successive equal annual installments over the four-year period measured from the grant date, so there were 9,000 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was June 22, 2004 when the fair market value per share was $7.92.

The portion of the option grant that was unvested as of December 31, 2004 (all 9,000 shares) constitutes an Eligible Option for purposes of the Offer. If you tender the Eligible Option, then your Eligible Option will be amended to increase the exercise price to $7.92 per share. No other changes will be made to the option.

In addition, if the Catterton Transaction closes in accordance with its terms and if the Acquisition Closing Condition has been satisfied, then any Cash Bonus would be calculated using the Acquisition Spread Price, which is equal to the amount, if any, by which the Transaction Consideration to be paid in the Acquisition, or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Consequently, you would not be eligible to receive a Cash Bonus because the Transaction Consideration to be paid in the Acquisition (currently, $4.50 per share), which is the amount used to calculate the Acquisition Spread Price for this Eligible Option, is less than the original exercise price per share in effect for your Eligible Option (i.e., $5.11).

Similarly, if the Acquisition Closing Condition has not been satisfied and if we have agreed to waive the Acquisition Closing Condition, then any Cash Bonus would be calculated using the Option Spread Price, which is equal to the amount, if any, by which $4.50 or the Adjusted Exercise Price, whichever is less, exceeds the exercise price per share currently in effect for that Eligible Option. Consequently, you would not be eligible to receive a Cash Bonus because $4.50, which is the amount used to calculate the Option Spread Price for this Eligible Option, does not exceed the original exercise price per share in effect for your Eligible Option (i.e., $5.11). Because the Acquisition Closing Condition would not have been satisfied, there would not be an Acquisition Spread Price for this Amended Option.

Generally, if the Acquisition Closing Condition has been satisfied, and if the Transaction Consideration to be paid in the Acquisition were to be less than the original exercise price of the particular Eligible Option, then you would not be eligible to receive any Cash Bonus with respect to the Amended Option, as the Transaction Consideration would be less than the exercise price previously in effect for that option. You would, however, receive the benefit of avoiding Section 409A taxation with respect to the Amended Option.

Former Employees

If you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable if and to the extent they are exercisable pursuant to their current terms, including the current exercise price per share.

Expiration Date

The Offer will expire at 11:59 p.m., Pacific Time, on the expiration date, currently set for April 28, 2008, unless extended (such time and date, the “Expiration Date”). If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the last time and date on which the Offer expires. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. See Section 16 below for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 below for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should consider that the Company, pursuant to the terms of the Merger Agreement, was permitted to solicit or encourage alternative acquisition offers, under the direction of the Independent Committee of the Board of Directors of the Company (formed to review, evaluate, and make a recommendation to the Board of Directors with respect to the merger contemplated by the Catterton Transaction), until 11:59 p.m. (New York time) on February 28, 2008. Following the expiration of this “go-shop” period, the Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. The restriction does not apply with respect to any person from whom we have received a written “Acquisition Proposal” (as defined in the Merger Agreement) during the solicitation period that our Board of Directors or the Independent Committee of our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement). We refer to such person as an “Excluded Party.”

As part of the Original Merger Agreement, the Company and its respective officers, employees, consultants and other representatives also had the solicitation right described above from November 8, 2007 (the date of the

Original Merger Agreement) to 11:59 p.m. (New York time) on December 13, 2007. As part of such solicitation process, the Independent Committee designated Sears Holdings Corporation (“Sears”) as an “Excluded Party” under the Original Merger Agreement. However, during the extended “go shop” period through February 28, 2008, Sears did not submit a proposal until the final day. After several discussions with representatives of Sears concerning the terms of the proposal, the Independent Committee of the Board of Directors of the Company determined that the Sears proposal was not reasonably likely to result in a Superior Proposal under the terms of the Merger Agreement because, among other considerations, the proposal was subject to significant uncertainties compared to the Merger Agreement. Consequently, the Independent Committee of the Board of Directors of the Company unanimously determined that no party had qualified as an Excluded Party under the terms of the Merger Agreement.

The Merger Agreement provides that, under certain limited circumstances required to comply with applicable fiduciary duties, our Board of Directors or the Independent Committee may respond to an unsolicited bona fide written proposal received after the expiration of the solicitation period. If, prior to obtaining stockholder approval for the Catterton Transaction, our Board of Directors or the Independent Committee determines in good faith (after consultation with outside legal counsel) that such unsolicited bona fide written proposal is a Superior Proposal and concludes that, in light of the Superior Proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the Catterton Transaction or fail to change its recommendation, we may terminate the Merger Agreement after paying a specified termination fee and reimbursing Parent for its out-of-pocket fees and expenses.

In the event that the terms of the Merger Agreement are amended in a manner that materially affects this Offer, including a change that affects the Transaction Consideration or the treatment of Eligible Options, or in the event that the Company enters into a transaction agreement for a different acquisition transaction, such as a Superior Proposal, the Company will amend this Offer and comply with the applicable requirements of Rule 13e-4. The Catterton Transaction or, if applicable, such alternative transaction, such as a Superior Proposal, if accepted by the Company instead of the Catterton Transaction prior to the Expiration Date, shall constitute the “Acquisition” for purposes of this Offer, and the consideration per share paid in such Acquisition shall constitute “Transaction Consideration” for purposes of this Offer.

We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities.

2.	PURPOSE OF THE OFFER.

We are making the Offer to amend the Eligible Options because of adverse tax consequences that will apply to those options. Eligible Options are those stock options where the original grant date cannot be supported for accounting purposes, and a different measurement date has been assigned. The change in measurement date results in a “discounted option” since the fair market value on such new measurement date was higher than the fair market value on the original grant date, and was uncovered as a result of our review of historical stock option granting practices. The Company determined that it used incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2002 through 2004.

Section 409A provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance by amending the exercise price per share to the Adjusted Exercise Price determined for each such option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued proposed and final regulations with respect to certain items of compensation under Section 409A. The guidance and the proposed and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to Section 409A. Unless remedial action is taken, the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below. As of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Taxation in Year of Vesting. To the extent that a Section 409A-covered option vested as to one or more shares during the 2005 and 2006 calendar years, and was not exercised during either of such years, the optionee would recognize taxable income for these years in an amount equal to the fair market value of those shares on December 31, 2005 and December 31, 2006, respectively, less the aggregate exercise price payable for those shares, if the exercise price of the options is not increased pursuant to the Offer. The optionee would have to report that income in amended tax returns filed for the 2005 and 2006 taxable years. Likewise, if the exercise price of the options is not increased pursuant to the Offer, to the extent the options vested as to one or more shares during the 2007 calendar year, but were not exercised during that year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2007 less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner to those individuals who do not accept the Offer as provided herein, even though the options remain unexercised.

Additional Tax. In addition to normal income taxes payable on the spread (the excess of the fair market value per share over the exercise price) in effect under each of an optionee’s Eligible Options on the applicable December 31, 2005, December 31, 2006 or December 31, 2007 measurement date, an optionee not accepting the Offer would also be subject to an additional U.S. federal tax, which has the effect of being a “penalty tax”, equal to 20% of that spread, plus interest, as discussed below.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total additional tax amount could be up to 40% (a 20% additional federal tax and up to a 20% additional state tax), plus interest.

Continued Taxation. An optionee not accepting the Offer would be subject to additional income taxation, tax penalties and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation would continue until the options are exercised. For the option shares that vested in the 2005 calendar year, the additional income subject to such taxation in the 2006 and 2007 taxable years would be based on the amount by which the fair market value per share of common stock of the Company on December 31, 2006 and December 31, 2007, respectively, exceeds the December 31, 2005 fair market value. For the option shares that vested in the 2006 calendar year, the additional income subject to such taxation in the 2007 taxable year would be based on the amount by which the fair market value per share of common stock of the Company on December 31, 2007 exceeds the December 31, 2006 fair market value.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Additional Interest. The optionee will also be subject to additional interest for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest charges if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2007 and 2008 taxable years.

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE: Assume that (1) you were granted an option under the Plan to purchase 12,000 shares that had a recorded grant date of April 1, 2003 and an exercise price per share of $2.51, (2) that option vests in four successive equal annual installments over the four-year period measured from the grant date, so there were 9,000 shares unvested as of December 31, 2004, and (3) it was determined that the Measurement Date of that option was April 10, 2003 when the fair market value per share was $3.23. Unless remedial action under Section 409A is taken before December 31, 2008 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the option shares vesting after December 31, 2004 would be taxed as follows under Section 409A:

Taxation in Year of Vesting for the Shares Vesting in 2005: For the 3,000 shares that vested during the 2005 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2005 ($6.02 per share) exceeded the exercise price payable for those shares ($2.51). Therefore, the optionee would have recognized $10,530 of taxable wages (3,000 x ($6.02 - $2.51)) in 2005. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% additional tax in the amount of $2,106 for federal tax purposes. There would also be an interest charge assessed for late payment of those 2005 taxes.

Taxation in Year of Vesting for the Shares Vesting in 2006: For the 3,000 shares that vested during the 2006 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2006 ($8.51 per share) exceeded the exercise price payable for those shares ($2.51). Therefore, the optionee would have recognized $18,000 of taxable wages (3,000 x ($8.51 - $2.51)) in 2006. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% additional tax in the amount of $3,600 for federal tax purposes. There would also be an interest charge assessed for late payment of those 2006 taxes.

The optionee may also be subject to additional taxes under the tax laws of the state in which he or she resides. For example, if the optionee resides in California, there would be additional tax for the 2005 and 2006 calendar years equal to the 20% additional federal tax imposed for those years under Section 409A.

Taxation in Year of Vesting for the Shares Vesting in 2007: For the 3,000 shares that vested during the 2007 calendar year, the optionee would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2007 ($6.57 per share) exceeded the exercise price payable for those shares ($2.51). Therefore, the optionee would have recognized $12,180 of taxable wages (3,000 x ($6.57 - $2.51)) in 2007. In addition to ordinary income taxes on this amount, the optionee would have incurred a 20% additional tax in the amount of $2,436 for federal tax purposes.

Continued Taxation of Shares Vested in 2005 or 2006: If the option continues to remain outstanding, then there will be additional taxation in the manner explained above (normal taxable income, the 20% additional tax and potential interest charges) on any appreciation in value of the vested shares over their previous year-end value. With respect to the example above, for the 3,000 shares that vested in 2005, the additional income subject to such taxation in the 2006 taxable year would be in the amount of $7,470 (3,000 x ($8.51 - $6.02)) but $0.00 of additional income would be subject to such taxation in the 2007 taxable year because the fair market value of $6.57 per share of common stock of the Company on December 31, 2007 was less than the fair market value of $8.51 on December 31, 2006. Similarly, for the 3,000 shares that vested in 2006, there also would be no additional income subject to such taxation in the 2007 taxable year because the fair market value of $6.57 per share of common stock of the Company on December 31, 2007 was less than the fair market value of $8.51 on December 31, 2006.

If you elect not to amend your Eligible Options pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and comparable state tax laws. If you exercised an Eligible Option in the 2007 calendar year or exercise an Eligible Option in the 2008 calendar year, without first bringing that option into compliance with Section 409A, then it is possible that the 20% additional tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest charges may be based on the spread that existed on the vested option shares at the close of the 2005, 2006, 2007 and 2008 calendar years, as applicable. However, the applicable IRS guidance to date is not entirely clear on this point.

Section 409A applies only to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.

Pursuant to Treasury Department guidance provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A. A possible remedial step is to amend the 409A Portion of each of your stock options to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price should bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to the Company for amendment. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and we believe that the Amended Option would not be subject to adverse tax consequences under Section 409A, as described above.

If you are subject to the tax laws in more than one jurisdiction or country, you should be aware that tax consequences of more than one jurisdiction or country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

While the Company expects that all Eligible Optionees will elect to tender their Eligible Options because of the beneficial tax treatment accorded to holders of Amended Options as a result of this Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A will apply to your Eligible Options if they are not amended pursuant to the Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own personal tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

If you choose not to tender your Eligible Options for amendment, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that subjects the option to Section 409A. Accordingly, you will be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Attached to the Offering Memorandum is your Election Form that contains personalized information with respect to each Eligible Option you hold, including:

•	the grant date indicated for that option on the applicable Notice of Grant of Stock Option;

•	the current exercise price per share in effect for that option;

•	the number of shares of common stock of the Company purchasable under that Eligible Option;

•	the Measurement Date of that option; and

•	the fair market value per share of the underlying stock on the Measurement Date.

If you decide to accept the Offer with respect to your Eligible Options, you will need to properly (i) complete and sign your Election Form in accordance with the applicable instructions for that form and (ii) return your completed and signed Election Form (a) by fax to the attention of Barbara Kochiovelos at (415) 507-1935, (b) by PDF email to bkochiovelos@restorationhardware.com or (c) by hand delivery to Barbara Kochiovelos at Restoration Hardware, Inc., 100 Smith Ranch Road, Suite 220, San Rafael, California 94903.

You will need to complete the tender and election process in the foregoing manner by the Expiration Date. If we extend the Offer beyond such date, you will need to complete the process before the new Expiration Date. As noted above, the Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

We cannot accept any Election Form after the Expiration Date. If you do not complete and submit the Election Form in the manner described above before the Expiration Date, it will have the same effect as if you rejected the Offer.

You cannot tender only a portion of an Eligible Option, and we cannot accept such a partial tender for amendment. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment, but we do intend to accept for amendment each Eligible Option properly designated for tender in the Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer, (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of common stock of the Company purchasable under the Amended Option at the Adjusted Exercise Price, and (iv) the amount of the Cash Bonus, if any, payable with respect to each Amended Option. Our determination as to those matters will be final and binding on all parties. While we reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept, we intend to accept for amendment each properly and timely tendered Eligible Option that is not validly withdrawn.

We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees.

We also may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular Eligible Optionee. No Eligible Option will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the Expiration Date, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and effective as of the Expiration Date, we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. By executing and submitting the Election Form, you will, on behalf of yourself, your successors and your assigns release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected to the discounted exercise price of the Eligible Options, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied related to the Eligible Option, which occurred, existed, or was taken, permitted or begun prior to the date of such release, in each case, that you and/or your successors and assigns have or may have had against (i) the Company, its subsidiaries, its affiliates and its stockholders, and (ii) the directors, officers, employees, agents and representatives, in each case whether current or former, of the Company, its subsidiaries, its affiliates and its stockholders, wherever and however those claims arise.

Our acceptance of your tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement, a form of which is attached as an exhibit to the Offering Memorandum. Schedule I to that agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to pay you the Cash Bonus, if any, calculated for each Amended Option, which we expect will occur on the Bonus Payment Date.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)	You may withdraw your tendered Eligible Options at any time before the Expiration Date. If we extend the Offer beyond the initial Expiration Date, you may withdraw your tendered Eligible Options at any time before the new Expiration Date. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. In addition, you may withdraw your tendered Eligible Option if, after forty (40) business days from the commencement of the Offer, we have not accepted your Eligible Options for amendment.

(ii)	To validly withdraw your tendered Eligible Options, you will need to submit a revised Election Form to indicate the Eligible Options that you no longer wish to tender for amendment.

You may only revise your Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with the subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU WILL NEED TO WITHDRAW THE ENTIRE OPTION.

Any Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4 above.

As noted above, we may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular Eligible Optionee, but no Eligible Option will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price effective as of the Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus, if any, for each of his or her Amended Options, which we expect will occur on the Bonus Payment Date. Any Cash Bonus will be paid whether or not an Eligible Optionee continues to be an employee of the Company through the payment date, so long such Eligible Optionee was an employee of the Company as of the Expiration Date.

However, if you are not an employee of the Company on the Expiration Date, then none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable if and to the extent they are exercisable pursuant to their current terms, including the current exercise price per share.

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if the Acquisition Closing Condition has not been satisfied or waived by us on or prior to the Expiration date or if, at any time on or after the commencement date of the Offer, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses or that, in our judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the tendered Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the tendered Eligible Options;

•

materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•

materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), assets, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•

any decline in either the Dow Jones Industrial Average, the NASDAQ Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the commencement date of the Offer;

(d)	there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e)	except in each of the cases in this clause (e) where such transaction, filing, proposal, group formation, offer, acquisition, arrangement, understanding, announcement or similar occurrence was, has been or prior to such occurrence is, approved by the Board of Directors of the Company or a committee thereof, a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock, and filed or amended a Schedule 13D in connection with such increase, following the commencement date of the Offer; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)	any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)	any rules, regulations or actions by any governmental authority, The NASDAQ Stock Market LLC, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under the Plan.

Our common stock is listed on the NASDAQ Global Market under the symbol “RSTO.” The following table shows, for each completed quarter during the fiscal years ended February 2, 2008, February 3, 2007 and January 28, 2006, the high and low closing sales prices per share of our common stock on the NASDAQ Global Market or its predecessor, as applicable.

Quarter Ended	High	Low
April 30, 2005	$6.71	$5.05
July 30, 2005	9.00	5.63
October 29, 2005	8.63	5.47
January 28, 2006	6.60	4.94
April 29, 2006	6.90	5.15
July 29, 2006	7.54	6.20
October 28, 2006	9.63	6.00
February 3, 2007	9.53	7.01
May 5, 2007	7.47	6.08
August 4, 2007	6.51	4.27
November 3, 2007	5.13	2.76
February 2, 2008	7.18	2.60

On March 14, 2008 the last reported sale price of our common stock on the NASDAQ Global Market was $4.28 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.

Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest, if not fully vested already, in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged.

If you are not in the employ of the Company on the Expiration Date, then none of your tendered Eligible Options will be accepted for amendment. The tendered options will be returned to you and will remain exercisable if and to the extent they are exercisable pursuant to their current terms, including the current exercise price per share.

If the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

Should you accept the Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the Cash Bonus. We expect that any Cash Bonus will be paid on the Bonus Payment Date from the Company’s general assets, and you will be a general creditor of the Company with respect to such Cash Bonus.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options will cover approximately 294,484 shares of our common stock in the aggregate, which represents less than 0.8% of the total number of shares of our common stock outstanding as of March 3, 2008. Based on the Acquisition Spread Price (using the Transaction Consideration price per share of $4.50), the Cash Bonuses payable pursuant to the Offer will be in the total maximum dollar amount of approximately $142,569, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the Measurement Date of that option. Based on the Option Spread Price, the Cash Bonuses payable pursuant to the Offer will be in the total maximum dollar amount of approximately $142,569, assuming the exercise price of each tendered Eligible Option is increased to the fair market value per share on the Measurement Date of that option.

Terms of Amended Options. The amendment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. The Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plan. Each Amended Option will continue to remain outstanding under the Plan. However, as noted above, if the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

In the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition, then each Amended Option will continue to remain outstanding under the Plan and you may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination.

The Amendment Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended pursuant to the Offer has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO.

Information about the Plan (as amended and restated on May 16, 2001 and October 9, 2002) may be found in the copy of the Plan, that has been filed as an exhibit to the Tender Offer Statement on Schedule TO available at www.sec.gov and is incorporated herein by reference, and in the Registration Statements on Form S-8 and the related prospectuses prepared in connection with the Plan. Please contact Barbara Kochiovelos at (415) 448-5359 or bkochiovelos@restorationhardware.com to request a copy of the Plan (as amended and restated on May 16, 2001 and October 9, 2002) and the related prospectuses. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the Plan.

Accounting Treatment. Effective January 29, 2006, the Company adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), which establishes accounting for non-cash, stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized over the requisite service period, which for the Company is generally the vesting period. The Company adopted SFAS 123R using the modified prospective method. For all unvested options outstanding as of January 28, 2006, compensation expense previously measured but unrecognized is recognized in the statement of operations over the remaining service period based on the fair value at the original grant date. For equity-based compensation granted subsequent to January 28, 2006, compensation expense, based on the fair value on the date of grant, is recognized in the consolidated statement of operations over the requisite service period.

Please see Section 13 below for a discussion of the accounting treatment of the Offer.

10.	AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest, to the extent not already fully vested, in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

However, as noted above, if the Catterton Transaction closes in accordance with its terms, this Offer is expected to expire on the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction. Accordingly, all of the Company’s options to purchase shares of common stock, whether vested or unvested, including Eligible Options and Amended Options, that are outstanding immediately prior to the effective time of the merger in the Catterton Transaction will be cancelled and exchanged for a cash payment equal to the product of (i) the excess, if any, of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

In the event that the Acquisition Closing Condition has not been satisfied and the Company elects to proceed with the closing of the Offer and waive the Acquisition Closing Condition, then each Amended Option will continue to remain outstanding under the Plan and you may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination.

11.	INFORMATION CONCERNING THE COMPANY.

We are a specialty retailer of hardware, bathware, furniture, lighting, textiles, accessories and gifts. We commenced business in 1979 as a purveyor of fittings and fixtures for older homes. Since then, we have evolved into a unique home furnishings retailer offering consumers an array of distinctive and high quality merchandise.

We operate on a 52-53 week fiscal year ending on the Saturday closest to January 31st. Our most recently completed fiscal year was 52 weeks and ended on February 2, 2008 (“fiscal 2007”).

Our merchandise strategy and our stores’ architectural style create a unique and attractive selling environment designed to appeal to an affluent, well educated, 35 to 60 year old customer. We are positioned to fill the void in the marketplace above the current home lifestyle retailers and below the interior design trade.

As of February 5, 2008, we operated 102 retail stores and 9 outlet stores in 30 states, the District of Columbia and Canada. In addition, we also operate a direct-to-customer (“direct”) sales channel, which includes both catalog and Internet, and a wholly-owned furniture manufacturer.

We are a multi-channel business and our catalog distribution drives sales across our retail, catalog and Internet businesses. We use our catalog as our primary marketing vehicle, marketing to new and existing customers, both in and outside the retail trade area. We believe our catalog is a key resource to further market our brand to all our current and new customers.

Over the past several years, we have invested heavily in repositioning our brands and remodeling our stores, including:

•

In 2002 and 2003, we began our repositioning efforts with the launch of a new merchandising strategy and the remodeling of our stores. We made key changes to our assortment including refinements in premium textiles, bath fixtures and hardware, lighting and furniture.

•

In 2004, we re-merchandised our furniture assortment and revamped our accessories offering. In addition, we redesigned our catalog to improve its presentation of our core businesses and to more clearly communicate the quality positioning of our product offerings. We also introduced our first outlet store. Our outlet store strategy is designed to enable us to more effectively liquidate overstocked, discontinued and damaged merchandise.

•

In 2005, we remodeled the majority of our existing stores. The remodeled stores enabled us to expand our merchandise offerings in certain core categories, particularly lighting and textiles, and to present those offerings with more clarity and focus. We also opened one retail store and five outlet stores.

•

In 2006, we continued to grow our direct-to-customer business with the addition of two category extensions, the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog. In addition, we opened two outlet stores, and launched a new brand, Brocade Home. In 2006 we also began a multi-year program of investing in systems and infrastructure targeted at strengthening our supply chain. Included in these investments are new order management and warehouse management programs, redesigned distribution networks and facilities, and other systems, process and infrastructure changes. We believe these investments will improve our customers’ experiences while leveraging our operating costs as a percentage of our sales. In addition, we have strengthened the Company by hiring several new key employees as part of our management team.

During the first half of fiscal 2007, we introduced our third category extension, the Restoration Hardware Bed & Bath catalog, reflecting our efforts to extend our leadership position in this strategically important category. Additionally, we launched Restoration Hardware Trade, a direct sales division targeting home and hospitality developers. Each of these new initiatives has continued to grow in size as the year progressed.

The macro economic environment in the home furnishings and home building sectors continued to challenge our business during the first half of fiscal 2007 and our financial performance was affected by the current downtrend in these sectors.

We focused on a number of initiatives to improve our operations in fiscal 2007 and have a number of cost cutting efforts and growth initiatives in place over the next several quarters which are designed to respond to the current market conditions as well as to improve some parts of our business operations, including the following:

•

We completed the retrofitting of our East Coast furniture distribution centers in the first quarter of fiscal 2007. We installed new narrow aisle racking, which will greatly improve space utilization and improve productivity.

•

We consolidated our small package direct-to-customer fulfillment from three distribution centers into one centralized distribution center in the second quarter of fiscal 2007. This consolidation of order fulfillment is intended to improve our in-stock availability, turn of inventory and inbound and outbound freight costs. This consolidation of small package direct-to-customer operations resulted in a shift in reporting of certain shelf stock orders originating from our retail stores.

•

We have implemented cost reduction strategies to lower expenses over the balance of fiscal 2007, including the renegotiation of key components of our catalog production costs and the reorganization of our headquarters that resulted in the elimination of approximately 100 positions, of which approximately 40% were filled positions.

•	We are installing a new warehouse management system in our furniture distribution centers to improve order integrity, tracking and productivity.

•	We are re-engineering our home delivered furniture network, with the goal of reducing returns and damages.

•	We are investing in sourcing and production management in order to reduce our cost of goods in some of our core merchandise categories.

•	We are developing an integrated, multi-channel order management system in order to provide greater order integrity.

•

We plan to open a new distribution center in the summer of 2008. This new facility will be used primarily for the fulfillment of our small package direct-to-customer business and the replenishment of our East Coast retail stores. We have entered into a lease agreement relating to this facility and the leased premised are being constructed by the landlord.

On November 8, 2007, we announced the Catterton Transaction. For additional information, see Section 1 above.

We were incorporated in California in June 1987 and reincorporated in Delaware in 1998. Our corporate offices are located at 15 Koch Road, Suite J, Corte Madera, California 94925, and our telephone is (415) 924-1005. We maintain a website at www.restorationhardware.com.

Financial Information. The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC on April 11, 2007 and our Form 10-Q for the quarterly period ended November 3, 2007 filed with the SEC on December 13, 2007.

	Nine Months Ended November 3, 2007	Nine Months Ended October 28, 2006	Fiscal Year Ended February 3, 2007	Fiscal Year Ended January 28, 2006
(Dollars in thousands, except per share data)
Results of Operations: (1)
Net revenues	$499,613	$469,796	$712,810	$581,657
Income (loss) before income taxes	(36,942)	(10,347)	3,395	(3,106)
Net income (loss)	(36,869)	(10,385)	3,252	(29,307)
Net income (loss) attributable to common stockholders	(36,869)	(10,385)	3,252	(29,307)
Net income (loss) per common stock—basic	$(0.95)	$(0.27)	$0.09	$(0.83)
Net income (loss) per common stock—diluted	$(0.95)	$(0.27)	$0.08	$(0.83)
Financial Position:
Working capital	$141,487	$138,485	$109,826	$87,483
Total assets	358,239	347,270	316,367	274,268
Line of credit and other current debt	—	—	—	—
Long term debt and other long-term obligations	141,777	111,943	70,158	58,177
Stockholders’ equity	$58,288	$77,597	$92,108	$80,132

(1)	The financial results for the fiscal year ended February 3, 2007 contained 53 weeks and the financial results for the fiscal year ended January 28, 2006 contained only 52 weeks.

We had a book value per share of $1.50 at November 3, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Nine Months Ended		Fiscal Year Ended
	November 3, 2007	October 28, 2006	February 3, 2007	January 28, 2006
Ratio of earnings to fixed charges	(4.5)*	(1.0)*	1.5	0.2*

*	Earnings for the nine months ended November 3, 2007 and October 28, 2006, and for the fiscal year ended January 28, 2006 were insufficient to cover fixed charges by $36.9 million, $10.4 million and $3.2 million, respectively.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from operations. Fixed charges consist of interest expense and amortization of discount and capitalized expense related to debt.

See Section 18 below for instructions on how you can obtain copies of our SEC reports that contain our audited and unaudited financial statements from which we have provided the selected financial information above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

The following table sets forth information regarding our executive officers and directors as of March 3, 2008:

Name	Position
Gary G. Friedman	President, Chief Executive Officer and Chairman of the Board of Directors

Robert E. Camp	Director

Robert C. Hamer III	Director

Raymond C. Hemmig	Director

Glenn J. Krevlin	Director

M. Ann Rhoades	Director

T. Michael Young	Director

Chris Newman	Senior Vice President, Chief Financial Officer and Secretary

Ken Dunaj	Chief Operating Officer

Bonnie McConnell-Orofino	Chief Merchandising Officer

Ian B. Sears	Chief Marketing Officer

Vivian C. Macdonald	Vice President, Corporate Controller

The address of each board member and executive officer is c/o Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, California 94925 and the telephone number of that address is (415) 924-1005.

The following table sets forth the beneficial ownership of each of our directors and executive officers and all of our executive officers and directors as a group of the aggregate number of shares subject to all outstanding options held by such persons as of March 3, 2008.

Beneficial Owner	Number of Outstanding Options Beneficially Owned (Total Options)	Percentage of Options Beneficially Owned(1)
Glenn J. Krevlin	81,266	1.35%
Gary G. Friedman	1,200,000	19.92%
Raymond C. Hemmig	97,849	1.62%
Robert E. Camp	82,453	1.37%
Ken Dunaj	435,000	7.22%
Bonnie McConnell-Orofino	206,670	3.43%
Chris Newman	225,000	3.73%
Robert C. Hamer III	30,000	* %
M. Ann Rhoades	30,000	* %
T. Michael Young	30,000	* %
Vivian C. Macdonald	56,000	* %
Ian B. Sears	120,000	1.99%
All current directors and executive officers as a group (12 persons)	2,594,238	43.06%

*	Less than one percent.
(1)	The percentage of options beneficially owned is based on aggregate options to purchase up to 6,024,894 shares of common stock outstanding as of March 3, 2008.

As of March 3, 2008, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating, directly or indirectly, to options to purchase our common stock or Eligible Options, except for the following:

•	outstanding options to purchase an aggregate of 5,473,226 shares of our common stock pursuant to the 1998 Stock Incentive Plan, as amended and restated through the date hereof;

•	outstanding options to purchase an aggregate of 255,000 shares of our common stock pursuant to our 2007 Stock Incentive Plan;

•	outstanding options to purchase an aggregate of 296,668 shares of our common stock pursuant to our stock option program (outside of the 1998 Stock Incentive Plan and the 2007 Stock Incentive Plan);

•

the Catterton Transaction and the transactions in connection with, or contemplated by, the Merger Agreement, including but not limited to the treatment of outstanding options to acquire shares of the Company’s common stock (described in Section 1 above) and the voting agreements that Gary G. Friedman, the Chairman, President and Chief Executive Officer of the Company, and Glenn J. Krevlin, a director of the Company, each entered into in connection with the Catterton Transaction (as discussed below and incorporated into this response by reference).

With respect to the above outstanding options, additional details relating to certain of them held by officers and directors are set forth, or incorporated by reference, below:

•

certain details with respect to the outstanding stock options granted to our directors and our Named Executive Officers are described in our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders, filed with the SEC on June 4, 2007, which is incorporated herein by reference;

•

Mr. Ian B. Sears, an officer of the Company, holds outstanding stock options in the aggregate amount of 120,000 shares of our common stock pursuant to the 1998 Stock Incentive Plan, as amended and restated through the date hereof;

•

on November 15, 2007, the Company entered into amendments to certain offer letters with each of Chris Newman, the Senior Vice President, Chief Financial Officer and Secretary of the Company, and Ken Dunaj, the Chief Operating Officer of the Company, providing that, among other things, the initial options granted to each of them will become fully vested and exercisable if, within 18 months after a change of control, they are terminated by the Company without cause or resign for good reason. Each of Mr. Newman’s and Mr. Dunaj’s entitlement to any acceleration of stock option grant will be contingent upon their respective execution of a written release in favor of the Company; and

•

since February 3, 2007, the following officers of the Company were granted options, in the amounts set forth opposite each such officer’s name, to purchase shares of our common stock pursuant to the 1998 Stock Incentive Plan, as amended and restated through the date hereof:

Name of Officer	Aggregate Amount of Options to Purchase Shares of Common Stock Granted Since February 3, 2007
Vivian C. Macdonald	6,000
Chris Newman	25,000
Bonnie McConnell-Orofino	50,000
Ken Dunaj	35,000
Ian B. Sears	20,000

The following are, to the best of our knowledge, the only transactions that the Company, its directors, executive officers or affiliates of any of the directors or executive officers have engaged in that involved options to purchase the Company’s common stock during the 60 days prior to the date of this Offering Memorandum:

•	grant by the Company, effective on January 31, 2008, of stock options to purchase up to 50,000 shares of our common stock, with an exercise price of $4.24 per share, to an employee of the Company; and

•

transactions in connection with the Merger Agreement, and the agreements contemplated therein, including but not limited to the treatment of outstanding options to acquire shares of the Company’s common stock (described in Section 1 above) and the voting agreements that Gary G. Friedman, the Chairman, President and Chief Executive Officer of the Company, and Glenn J. Krevlin, a director of the Company, each entered into in connection with the Catterton Transaction (each as discussed below and incorporated into this response by reference).

The following is a summary of certain key agreements that have been entered in connection with the Merger Agreement:

Rollover Agreements

Concurrently with the execution of the Original Merger Agreement, and affirmed by subsequent letter agreement in connection with the execution of the First Amendment, each of the Rollover Participants, who consist of Gary G. Friedman, the President and Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company, certain funds affiliated with Glenhill Advisors, LLC, certain funds affiliated with Palo Alto Investors, LLC, and Reservoir Master Fund, L.P., entered into a rollover agreement with Parent (the “Rollover Agreements”) pursuant to which each of the Rollover Participants agreed to contribute, immediately prior to the effective time of the merger, a portion of his or its shares of the Company’s common stock owned beneficially or of record by such Rollover Participant to Parent in the aggregate amount of 8,003,842 shares of Company common stock (the “Rollover Shares”) in exchange for a pro rata equity interest in Parent. Glenn J. Krevlin, a member of our Board of Directors, has sole voting and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC. In addition, Vardon Capital entered into an investment agreement with Parent (the “Investment Agreement”), subsequently affirmed by letter agreement with Parent in connection with the First Amendment, pursuant to which Vardon Capital agreed to make a cash investment in Parent in an amount equal in value to 3,449,055 shares of Company common stock (at a value equal to $4.50 per share), or approximately $15,520,747, immediately prior to the effective time of the merger in exchange for a pro rata equity interest in Parent. The obligations of the Participants are subject to (i) the satisfaction, or waiver by Parent, of the mutual conditions to closing of the Catterton Transaction and Parent’s conditions to closing in the Merger Agreement (other than the condition that the Rollover Shares are contributed to Parent and Vardon Capital fulfills its obligations to invest in Parent an amount equal in value to 3,449,055 shares of Company common stock), (ii) the satisfactory agreement of the Participants and certain affiliates of Parent (Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.) on the customary terms of a shareholders’ agreement, and (iii) the readiness of the certificate of merger for filing. The Rollover Agreements and the Investment Agreement terminate (a) at the election of the respective Participant upon an Adverse Recommendation Change (as such term is defined in the Merger Agreement) made by the Board of Directors (or the Independent Committee of the Board of Directors of the Company) or (b) automatically, on the earliest to occur of (i) the effective time of the merger (assuming that the Participant has performed his or its obligations prior to the effective time), (ii) the termination of the Merger Agreement, and (iii) June 30, 2008. The Company is an express third party beneficiary to the Rollover Agreements and the Investment Agreement.

Stockholder Voting Agreements

In connection with the Merger Agreement, each of the Participants and Glenn J. Krevlin (a member of our Board of Directors who has sole voting power and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC) (the “Voting Agreement Stockholders”), entered into separate stockholder voting agreements with the Company. Such stockholder voting agreements, which were entered into in connection with the Original Merger Agreement and subsequently amended in connection with the First Amendment, provide, among other things, that each of the Voting Agreement Stockholders has, except in limited circumstances, agreed to vote for and support the merger in connection with the Catterton Transaction. The number of shares of the Company’s common stock subject to such voting agreements is approximately 17,896,054 shares, representing 46% of the outstanding common stock of the Company. The total number of shares held by the Voting Agreement Stockholders, which shares are subject to stockholder voting agreements, is inclusive of the following:

•	4,991,471 shares in the aggregate held by Mr. Krevlin and funds affiliated with Glenhill Advisors, LLC;

•	4,474,800 shares in the aggregate held by funds affiliated with Palo Alto Investors, LLC;

•	2,526,509 shares held by Reservoir Master Fund, L.P.;

•	3,449,055 shares in the aggregate held by funds affiliated with Vardon Capital; and

•	2,454,219 shares held by Gary G. Friedman.

Financing

In connection with the Merger Agreement, the Company also received aggregate gross proceeds of $25,000,000 from Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P., in exchange for the issuance of unsecured promissory notes in the aggregate original principal amount of $25,000,000 (the “Notes”). The Notes are unsecured and the Company’s obligations under the Notes are expressly subordinated to the Company’s obligations under its existing credit facility with Bank of America, N.A. Each of the Notes accrues interest at a rate of 8% per annum through and including December 31, 2008, at which time the interest rate increases to 15% per annum. Interest on the Notes is payable-in-kind. The maturity date of the Notes is December 30, 2012. The Company is obligated to pay an arrangement fee of $625,000 to Catterton Management Company, LLC on July 1, 2008 or earlier upon repayment. Upon the occurrence of a change of control of the Company (including as a result of the merger contemplated in the Catterton Transaction), the Company shall be required to redeem the Notes at a redemption price of 100% of the principal amount of the Note, plus accrued and unpaid interest through the date of the redemption. Notwithstanding the foregoing, Parent and each of Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. have agreed in letter agreements with us that upon the closing of the merger contemplated in the Catterton Transaction, in lieu of repayment of the Notes, the Notes shall instead be exchanged for a pro rata (in kind and amount) share of the common equity of Parent based upon the unpaid principal balance of the Notes plus all accrued but unpaid interest through the date of the closing and the arrangement fee relating to the Notes to the extent not previously paid. The value of such common equity of Parent shall be determined on the same basis as (i) the common equity of Parent issued to the Rollover Participants in exchange for the contribution by the Rollover Participants of shares of the Company’s common stock to Parent and (ii) the common equity of Parent issued to Vardon Capital in exchange for Vardon Capital’s investment in Parent.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the Plan.

Pursuant to the accounting standards in effect under SFAS 123R, a company modifying an award under SFAS 123R would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification to the fair value of the modified award immediately after modification, plus any cash consideration paid in connection with the adjustment. If the Eligible Options are tendered, we will recognize a compensation expense for financial reporting purposes to the extent that the fair value of the new award after modification, together with any Cash Bonus payable as a result of such modification, is greater than the fair value of the Eligible Option immediately prior to modification. That expense will be accrued in the fiscal quarter in which we accept the tendered Eligible Options for amendment.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices or paying the applicable Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of any Cash Bonuses as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of any Cash Bonuses. State and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option. Your Amended Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and the Company must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option is exercised for those shares.

Cash Bonus. You will be immediately taxed upon receipt of any Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, the Company must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the Untied States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant of the Company and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences.

At this time there is relatively little guidance as to how Section 409A applies to Eligible Options that are amended pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the adverse personal tax consequences of Section 409A. Nevertheless, guidance issued after the date of the Offer or a determination by the IRS could provide that Amended Options do not avoid such adverse personal tax consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN PERSONAL TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment by giving notice of such extension to the Eligible Optionees and making a public announcement thereof. The Company currently expects to extend the Expiration Date to the date immediately prior to the effective date of the merger contemplated in the Catterton Transaction.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment if the Acquisition Closing Condition has not been satisfied or upon the occurrence of any of the other conditions specified in Section 7 above, by giving written or electronic notice of such termination, amendment or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably calculated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(i)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(ii)	we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to the Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Tender Offer Statement on Schedule TO and the exhibits to the Tender Offer Statement on Schedule TO. We recommend that you review the Tender Offer Statement on Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment:

(i)	our Form 10-K for the fiscal year ended February 3, 2007, filed with the SEC on April 11, 2007;

(ii)	our definitive proxy statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed with the SEC on June 4, 2007;

(iii)	our Form 10-Qs for the quarterly period ended May 5, 2007, August 4, 2007 and November 3, 2007 filed with the SEC on June 14, 2007, September 13, 2007 and December 13, 2007, respectively;

(iv)	our Current Reports on Form 8-K filed with the SEC on April 11, 2007, May 3, 2007, May 30, 2007, August 10, 2007, November 8, 2007, November 16, 2007, November 27, 2007, December 10, 2007, January 7, 2008, January 24, 2008, February 15, 2008 and February 29, 2008 (in each case other than those portions of such Current Reports on Form 8-K that may be furnished under Items 2.02 and 7.01 thereof);

(v)	our Registration Statements on Form S-8 filed with the SEC on each of October 23, 1998, September 12, 2000, April 11, 2001, October 26, 2001 (as amended pursuant to a post effective amendment filed with the SEC on January 25, 2002), January 25, 2002, March 6, 2003, April 30, 2004 and March 17, 2006;

(vi)	our preliminary proxy statement on Schedule 14A for our Special Meeting of Stockholders, filed with the SEC on February 19, 2008, and our definitive proxy statement on Schedule 14A for such Special Meeting of Stockholders, as and when filed with the SEC, and any additional proxy materials thereto that may be filed from time to time thereafter;

(vii)	all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by our Annual Report referred to in (i) above; and

(viii)	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 14, 1998, as amended on June 3, 1998, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000—24261. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Restoration Hardware, Inc.

15 Koch Road, Suite J, Corte Madera, California 94925

Attn: Chris Newman, Secretary

or by contacting Barbara Kochiovelos at (415) 448-5359 or bkochiovelos@restorationhardware.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to the Company in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the 1934 Act. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include statements regarding the Acquisition, potential new transaction proposals, including potential superior proposals, and the Company’s solicitation process for competitive offers to acquire the Company. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the 1934 Act do not apply to statements made in connection with the Offer. Forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section entitled “Risk Factors Relating to the Offer.” There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) the Company may be unable to obtain stockholder approval required for the Catterton Transaction or other applicable transaction; (2) the Company may be unable to obtain regulatory approvals required for the Catterton Transaction or other applicable transaction, or required regulatory approvals may delay any such transaction or result in the imposition of conditions that could have a material adverse effect on the Company or cause the parties to abandon such transaction; (3) conditions to the closing of the Catterton Transaction or other applicable transaction may not be satisfied; (4) the Catterton Transaction or other applicable transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the Catterton Transaction or other applicable transaction; and (6) the Company may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended November 3, 2007, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document that occur after the date hereof, unless otherwise required by law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Stock Option Amendment and Cash Bonus Agreement, you must not rely upon that representation or information as having been authorized by us.

While the Company expects that all Eligible Optionees will elect to tender their Eligible Options because of the beneficial tax treatment accorded to holders of Amended Options as a result of this Offer, we have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO, Election Form and Stock Option Amendment and Cash Bonus Agreement and such other documents to which we have referred you.

Restoration Hardware, Inc.	March 17, 2008